EXHIBIT 16.1




March 14, 2008


Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:

We were previously principal accountants for Central Jersey Bancorp and, under the date of March 14, 2008, we reported on the consolidated financial statements of Central Jersey Bancorp and subsidiary as of and for the years ended December 31, 2007 and 2006, and the effectiveness of internal control over financial reporting as of December 31, 2007. On December 10, 2007, we were notified that Central Jersey Bancorp engaged Beard Miller Company LLP as its principal accountants for the year ending December 31, 2008, subject to the execution of a definitive engagement letter, and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Central Jersey Bancorp's consolidated financial statements as of and for the year ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, and the issuance of our reports thereon. On March 14, 2007, we completed our audit and the auditor-client relationship ceased. We have read Central Jersey Bancorp's statements included under Item 4.01 of its Form 8-K/A dated March 14, 2008, and we agree with such statements, except that we are not in a position to agree or disagree with any of Central Jersey Bancorp's statements concerning Beard Miller Company LLP contained in the first, fourth, and last paragraphs of Item 4.01.

Very truly yours,

/s/ KPMG LLP

KPMG LLP